Exhibit 99.1

PARTS iD, Inc. Reports Record Fourth Quarter and 2020 Results

Full Year Revenues Increased 39.3%, Net Income was $2.1 Million and Adjusted EBITDA was $15.4 Million

March 9, 2021 -- Cranbury, NJ –PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “Company”), the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced results for the fourth quarter and year ended December 31, 2020.

Full Year 2020 Financial Summary (Comparisons versus Full Year 2019)

●	Net revenue increased 39.3% to $400.8 million as compared to $287.8 million.
●	Gross margin was 21.4% as compared to 21.3%.
●	Operating expenses as a percent of net revenue, including $5.5 million of business combination transaction expenses, improved to 21.1% as compared to 21.5%. Excluding transaction expenses, 2020 operating expenses as a percent of net revenue were 19.7%.
●	Operating income increased $2.1 million to $1.3 million as compared to an operating loss of $(0.8) million. Excluding transaction expenses, 2020 operating income was $6.9 million.
●	Net income was $2.1 million as compared to a net loss of $(0.7) million.
●	Adjusted EBITDA was $15.4 million compared to $6.6 million.

Fourth Quarter 2020 Financial Summary (Comparisons versus Fourth Quarter 2019)

●	Net revenue increased 32.8% to $93.1 million as compared to $70.1 million.
●	Gross margin was 20.4% as compared to 21.0%.
●	Operating expenses as a percent of net revenue, including $5.3 million of business combination transaction expenses, were 27.5% as compared to 23.3%. Excluding transaction expenses, 2020 operating expenses as a percent of net revenue improved to 21.8%.
●	Operating loss was $(6.6) million as compared to $(1.6) million. Excluding transaction expenses, fourth quarter 2020 operating loss was $(1.3) million.
●	Net loss was $(4.1) million as compared to $(1.3) million.
●	Adjusted EBITDA was $1.1 million compared to $0.7 million.

Management Commentary

“Our record-breaking performance in 2020 was filled with numerous highlights and accomplishments,” said Nino Ciappina, Chief Executive Officer of PARTS iD. “Financially, we delivered 39% top-line growth and revenue of over $400 million while driving strong gains in profitability and cash generation. Strategically, we made important progress expanding our penetration in newer categories such as OE & Repair parts and in new verticals such as Motorcycles, Boating & RV/Campers, while at the same time capitalizing on the accelerated shift to online spending during the pandemic to accelerate growth of our core business. Operationally, during the year, we on-boarded 155 new vendors, 267 distribution locations and integrated 1,100 tire installation service centers with our platform, further advancing CARiD.com’s position as a leading one-stop-shop in the auto aftermarket industry, including the Do-It-For-Me space. On top of all this, we completed a successful business combination to bring PARTS iD to the public markets.”

“Looking ahead, we believe our technology-led, data-driven approach to digital commerce provides us with a strong foundation to build on for profitable growth within our existing lines of business as well as expansion into other complex, multidimensional parts and accessories markets. Our strength in combining deep industry knowledge and experience in automotive parts with the strong digital and technical skills of our engineering and development teams is what makes our platform a unique digital commerce business.”

Full Year 2020 Results

Net revenue for 2020 increased 39.3% to $400.8 million, compared to $287.8 million in 2019. This increase was primarily attributable to a 24.3% increase in website traffic and a 19.0% increase in the conversion rate compared to 2019. The increase in website traffic and the conversion rate was primarily attributable to product growth in new verticals, search engine bidding automation and optimization, and increased e-commerce adoption due to COVID-19.

Gross profit for 2020 increased 40.2% to $85.8 million compared to $61.2 million in 2019, with gross margin up 10 basis points to 21.4% compared to 21.3%. The increase in gross profit was primarily attributable to the year-over-year increase in revenue.

Operating expenses in 2020 were $84.5 million compared to $62.0 million in 2019. The increase in operating expenses was primarily attributable to higher advertising expenses aimed at driving website traffic and increasing brand awareness, combined with $5.5 million in business combination transaction expenses. Operating expenses as a percent of net revenue improved 40 basis points to 21.1% from 21.5% in 2019, which reflected greater leverage on higher revenues during 2020. Excluding transaction expenses, operating expenses as a percent of net revenue were 19.7%, an improvement of 180 basis points.

Operating income in 2020 increased $2.1 million to $1.3 million as compared to an operating loss of $(0.8) million in 2019. Excluding transaction expenses, 2020 operating income was $6.9 million.

Net income for 2020 was $2.1 million compared to a net loss of $(0.7) million in 2019.

Adjusted EBITDA increased 135.2% to $15.4 million compared to $6.6 million in 2019.

Fourth Quarter 2020 Financial Results

Fourth quarter 2020 net revenue increased 32.8% to $93.1 million, compared to $70.1 million in the fourth quarter of 2019. This increase was primarily attributable to a 11.5% increase in website traffic and a 27.6% increase in the conversion rate compared to the fourth quarter of 2019. The increase in website traffic and the conversion rate was primarily attributable to product growth in new verticals, search engine bidding automation and optimization, and increased e-commerce adoption due to COVID-19. .

Gross profit for the fourth quarter 2020 increased 29.1% to $19.0 million compared to $14.7 million in the same prior year period, with gross margin of 20.4% compared to 21.0%. The increase in gross profit was attributable to the year-over-year increase in revenue, partially offset by a 60 basis point decrease in gross margin primarily due to higher product promotion expenses.

Operating expenses were $25.6 million for the fourth quarter of 2020 compared to $16.3 million in the fourth quarter of 2019. The increase in operating expenses was primarily attributable to higher advertising expenses aimed at driving website traffic and increasing brand awareness, combined with $5.3 million in business combination transaction expenses. Operating expenses as a percent of net revenue were 27.5%, an increase of 420 basis points. Excluding transaction expenses, operating expenses as a percent of net revenue were 21.8%, an improvement of 150 basis points reflecting greater leverage on higher revenues during the fourth quarter 2020.

Operating loss for the fourth quarter of 2020 was $(6.6) million compared to $(1.6) million for the fourth quarter of 2019. Excluding transaction expenses, the fourth quarter 2020 operating loss was $(1.3) million.

Net loss for the fourth quarter of 2020 increased 213% to $(4.1) million compared to a net loss of $(1.3) million in the same prior year period.

Adjusted EBITDA increased 56.8% to $1.1 million in the fourth quarter of 2020 compared to $0.7 million in the same prior year period.

Balance Sheet

As of December 31, 2020, the company had cash of $22.2 million compared to $13.6 million at December 31, 2019. The increase in cash was primarily driven by net cash provided by operating activities of $22.0 million, partly offset by cash used in investing activities of $7.3 million, primarily relating to website and software development expenditures, and cash used in financing activities of $6.1 million, which included $5.6 million in cash payments for the cancellation of Legacy warrants.

Conference Call

PARTS iD Chief Executive Officer, Nino Ciappina, and Chief Financial Officer, Kailas Agrawal, will host a live conference call to discuss financial results today, March 9, 2021 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9129 (domestic) or (201) 493-6753 (international). The conference call will also be available to interested parties through a live webcast at https://www.partsidinc.com/. A telephone replay of the call will be available until March 23, 2021, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the conference identification number: 13717017.

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, PARTS iD has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business.  Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus costs, fees, expenses, write offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;
●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;
●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and
●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

This press release also presents the non-GAAP measures of operating expenses excluding business combination transaction expenses and operating income (loss) excluding business combination transaction expenses. Business combination transaction expenses represent the expenses incurred solely related to the business combination transaction that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Cautionary Note Regarding Forward-Looking Statements

All statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, expected future performance, the anticipated ability to capitalize on eCommerce demand or the potential for long term profitable growth, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “look forward” and similar expressions and their variants, as they relate to PARTS iD may identify forward-looking statements. PARTS iD cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks and uncertainties, including without limitation, ability to obtain adequate financing to advance product development and company growth, the marketplace for online purchases of aftermarket auto parts, ability to maintain and enforce intellectual property rights, supply chain disruptions, unanticipated demands on cash resources, competition risks including the entry of new competitors and products, adverse federal, state and local government regulation, technological obsolescence of the PARTS iD’s products, price increases for supplies, the effects of current and future U.S. and foreign trade policy and tariff actions, and any disruption to its business caused by the current COVID-19 pandemic. Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in PARTS iD’s filings with the United States Securities and Exchange Commission (SEC), which are available at https://www.sec.gov (or at https://www.partsidinc.com). The forward-looking statements represent the estimates of PARTS iD as of the date hereof only, and PARTS iD specifically disclaims any duty or obligation to update forward-looking statements.

Investors:

Brendon Frey

ICR

ir@partsidinc.com

Media

Cory Ziskand

ICR

Consolidated Statements of Operations

	For the three months ended December 31, (unaudited)		For the year ended December 31, (audited)
	2020	2019	2020	2019

Net revenue	$93,080,908	$70,071,128	$400,832,371	$287,820,277
Cost of goods sold	74,098,159	55,368,066	315,027,012	226,603,934
Gross profit	18,982,749	14,703,062	85,805,359	61,216,343

Operating expenses:
Advertising	8,344,505	5,402,620	33,359,299	20,986,879
Selling, general and administrative	15,383,017	9,337,131	44,266,151	35,147,259
Depreciation	1,824,564	1,604,719	6,859,237	5,847,413
Total operating expenses	25,552,086	16,344,470	84,484,687	61,981,551
Income (loss) from operations	(6,569,337)	(1,641,408)	1,320,672	(765,208)

Interest expense	711	29,720	8,395	34,534
Income (loss) before income taxes	(6,570,048)	(1,671,128)	1,312,277	(799,742)
Income taxes (benefits)	(2,460,779)	(359,047)	(801,552)	(143,902)
Net income (loss)	$(4,109,269)	$(1,312,081)	$2,113,829	$(655,840)

Net income (loss)	$(4,109,269)	$(1,312,081)	$2,113,829	$(655,840)
Less: Preferred stocks dividends (including $15 million deemed dividends on redemption in 2020)	15,067,697	125,000	15,442,697	500,000
Loss available to common shareholders	$(19,176,966)	$(1,437,081)	$(13,328,868)	$(1,155,840)
Loss per common share
Basic and diluted loss per share	$(0.67)	$(0.06)	$(0.52)	$(0.05)
Weighted average number of shares (basic and diluted)	28,567,751	24,950,958	25,860,097	24,950,958

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(Audited)

	2020	2019
ASSETS
Current assets
Cash	$22,202,706	$13,618,835
Accounts receivable	2,236,127	1,168,260
Inventory	4,856,265	3,399,376
Prepaid expenses and other current assets	5,811,332	2,703,882
Total current assets	35,106,430	20,890,353

Property and equipment, net	11,470,360	11,020,781
Intangible assets	237,752	222,483
Deferred tax assets	1,099,800	263,300
Other assets	267,707	267,707
Total assets	$48,182,049	$32,664,624

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$35,631,913	$25,213,657
Customer deposits	16,185,648	8,599,914
Accrued expenses	5,468,570	4,950,406
Other current liabilities	3,592,782	2,867,219
Notes payable, current portion	19,706	24,627
Total current liabilities	60,898,619	41,655,823

Notes payable, net of current portion	-	15,971

Total liabilities	60,898,619	41,671,794

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share;
1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share;
10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized and 32,873,457 and 24,950,958 issued and outstanding, as of December 31, 2020 and 2019, respectively	3,287	2,495
Additional paid in capital	-	4,998,505
Accumulated deficit	(12,719,857)	(14,008,170)
Total shareholders’ deficit	(12,716,570)	(9,007,170)

Total Liabilities and Shareholder’s deficit	$48,182,049	$32,664,624

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(Audited)

	2020	2019

Cash Flows from Operating Activities:
Net income (loss)	$2,113,829	$(655,840)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,859,237	5,847,413
Deferred income tax	(836,500)	(143,044)
Gain sale of fixed assets	(3,228)	(500)
Changes in operating assets and liabilities:
Accounts receivable	(1,067,867)	(56,549)
Inventory	(1,456,889)	(631,233)
Prepaid expenses and other current assets	(2,777,595)	(115,471)
Accounts payable	10,418,256	79,901
Customer deposits	7,585,734	(756,598)
Accrued expenses	458,002	451,924
Other current liabilities	695,613	248,994
Net cash provided by operating activities	21,988,592	4,268,997

Cash Flows on Investing Activities:
Proceeds from sale of fixed assets	36,000	500
Purchase of property and equipment	(58,544)	(85,345)
Purchase of intangible assets	(15,269)	(5,570)
Website and software development costs	(7,283,044)	(7,108,461)
Net cash used in investing activities	(7,320,857)	(7,198,876)

Cash Flows from Financing Activities:
Principal paid on notes payable	(20,892)	(20,386)
Payments of preferred stock dividends	(442,697)	(500,000)
Cash payments for cancellation of Legacy warrants	(5,620,275)	-
Net cash used in financing activities	(6,083,864)	(520,386)

Net change in Cash	8,583,871	(3,450,265)
Cash, beginning of year	13,618,835	17,069,100
Cash, end of year	$22,202,706	$13,618,835

Supplemental disclosure of cash flows information:
Cash paid for interest	$7,684	$6,130
Cash paid for income taxes	$-	$3,200

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

Adjusted EBITDA
	For the three months ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(4,109,269)	$(1,312,081)	$2,113,829	$(655,840)
Adjustments:
Interest expense	711	29,720	8,395	34,534
Income taxes (benefits)	(2,460,779)	(359,047)	(801,552)	(143,902)
Depreciation	1,824,564	1,604,719	6,859,237	5,847,413
EBITDA	(4,744,773)	(36,689)	8,179,909	5,082,205
Additional Adjustments:
Business combination transaction expenses(1)	5,261,903	-	5,544,520	-
Founder’s compensation(2)	(110,000)	254,978	687,692	965,003
Legal & settlement expenses and gains(3)	621,418	335,501	725,081	416,776
Other items(4)	38,022	126,602	291,164	95,237
Adjusted EBITDA Total	$1,066,570	$680,392	$15,428,365	$6,559,221
Increase in Net income (loss) over 2019	$(2,797,188)		$2,769,669
Increase in Adjusted EBITDA over 2019	$386,178		$8,869,144
% increase in Net income (loss) over 2019	213.2%		422.3%
% increase in Adjusted EBITDA over 2019	56.8%		135.2%

The following tables reflect the reconciliation of (i) operating expenses to operating expenses excluding business combination transaction expenses and (ii) operating income (loss) to operating income (loss) excluding business combination transaction expenses for each of the periods indicated.

Fourth Quarter	2020-Q4		2019-Q4		Change
	$ ’000	% of Rev.	$ ’000	% of Rev.	$ ’000%
Net Revenue	$93,081		$70,071		$23,010

Operating expenses	25,552	27.5%	16,344	23.3%	9,208	4.1%
Less: Business combination transaction expenses(1)	5,262	5.7%	-	-	5,262
Total excluding Business combination transaction expenses	20,290	21.8%	16,344	23.3%	3,946	1.5%

Operating income (loss)	(6,569)	-7.1%	(1,641)	(2.3%)	(4,928)	-4.7%
Add: Business combination transaction expenses(1)	5,262	5.7%	-	-	5,262
Total excluding Business combination transaction expenses	(1,307)	-1.4%	(1,641)	(2.3%)	334	0.9%

Full Year	2020		2019		Change
	$ ’000	% of Rev.	$ ’000	% of Rev.	$ ’000%
Net Revenue	$400,832		$287,820		$113,012

Operating expenses	84,485	21.1%	61,982	21.5%	22,503	0.5%
Less: Business combination transaction expenses(1)	5,545	1.4%	-	-	5,545
Total excluding Business combination transaction expenses	78,940	19.7%	61,982	21.5%	16,959	1.8%

Operating income (loss)	1,321	0.3%	(765)	(0.3%)	2,086	0.6%
Add: Business combination transaction expenses(1)	5,545	1.4%	-	-	5,545
Total excluding Business combination transaction expenses	6,865	1.7%	(765)	(0.3%)	7,630	2.0%

(1)	Represents the expenses incurred solely related to the business combination transaction that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.

(2)	Represents the excess compensation paid to one of the two founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.

(3)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) expenses relating to causes of action between certain of the Company’s shareholders and which involve claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters ($414,599 in Q4 2020; $23,501 in Q4 2019; $596,043 in FY 2020; and $104,776 in FY 2019), (ii) expenses relating to trademark and IP protection cases ($118,868 in Q4 2020; $0 in Q4 2019; $278,086 in FY 2020 and $0 in FY 2019), (iii) expenses relating to the forgone sales of certain private label products pursuant to a settlement of a trademark claim ($87,952 in Q4 2020; $0 in Q4 2019; $87,952 in FY 2020 and $0 in FY 2019), and (iv) expense and gains relating to settlements of CARB and EPA matters ($0 in Q4 2020; expense of $312,000 in Q4 2019; gain of $237,000 in FY 2020; and expense of $312,000 in FY 2019). We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.

(4)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.